Exhibit 5.1

December 31, 2013

iShares S&P GSCI Commodity-Indexed Trust
c/o iShares Delaware Trust Sponsor LLC

400 Howard Street

San Francisco, California 94105

Re:	iShares S&P GSCI Commodity-Indexed Trust

Ladies and Gentlemen:

We have acted as special Delaware counsel to iShares S&P GSCI Commodity-Indexed Trust (the “Trust”), a Delaware statutory trust, in connection with the matters set forth herein. This opinion is being delivered to you at your request.

For purposes of giving the opinions hereinafter set forth, our examination of documents has been limited to the examination of originals or copies of the following:

(a)

The Certificate of Trust of the Trust, as filed with the Secretary of State of the State of Delaware (the “Secretary of State”) on July 7, 2006, as amended and restated by a Restated Certificate of Trust filed with the Secretary of State on May 9, 2007;

(b)

The Trust Agreement of the Trust, dated as of July 7, 2006, between BlackRock Asset Management International Inc. (formerly known as Barclays Global Investors International, Inc.), a Delaware Corporation, as sponsor (“BAMI”), BlackRock Institutional Trust Company, N.A. (formerly known as Barclays Global Investors, N.A.), a national banking association, as administrative trustee (the “Trustee”), and Wilmington Trust Company, a Delaware corporation with trust powers, as Delaware Trustee (the “Delaware Trustee”) of the Trust, as amended;

(c)

The Third Amended and Restated Trust Agreement, dated as of December 31, 2013, among iShares Delaware Trust Sponsor LLC (successor in interest to BAMI), as sponsor,, the Trustee and the Delaware Trustee (the “Trust Agreement”);

(d)

The Registration Statement on Form S-3, to be filed by the Trust with the Securities and Exchange Commission on or about December 31, 2013 (the “Registration Statement”), including a prospectus (the “Prospectus”) relating to units of beneficial interests in the Trust (collectively, the “Shares”);

iShares S&P GSCI Commodity-Indexed Trust

December 31, 2013

(e)	A form of Authorized Participant Agreement to be entered into by the Trustee, the Sponsor and each Authorized Participant; and

(f)	A Certificate of Good Standing for the Trust, dated December 31, 2013, obtained from the Secretary of State.

As to various questions of fact material to our opinion, we have relied upon the representations made in the foregoing documents and upon certificates of the Sponsor. With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as authentic originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures. Capitalized terms used herein and not otherwise defined are used as defined in, or by reference in, the Trust Agreement.

Based upon and subject to the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinbelow, it is our opinion that:

1.     The Trust has been duly formed and is validly existing as a statutory trust under the Delaware Statutory Trust Act, 12 Del. C. § 3801 et seq. (the “Act”).

2.     The Shares to be issued by the Trust will be validly issued and, subject to the qualifications set forth herein, fully paid and nonassessable beneficial interests in the Trust, as to which the Beneficial Owners, as beneficial owners of the Trust, will be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit under the General Corporation Law of the State of Delaware.

The foregoing opinions are subject to the following assumptions, exceptions, qualifications and limitations:

A.     We are admitted to practice law in the State of Delaware, and we do not hold ourselves out as being experts on the law of any other jurisdiction. The foregoing opinions are limited to the laws of the State of Delaware (excluding securities laws) currently in effect. We have not considered and express no opinion on the laws of any other state or jurisdiction, including federal laws or rules and regulations thereunder.

B.     We have assumed (i) that the Trust Agreement and the Certificate of Trust are in full force and effect and have not been amended and the Trust Agreement will be in full force and effect when the Shares are issued by the Trust, (ii) except to the extent set forth in paragraph 1 above, the due creation, due formation or due organization, as the case may be, and valid existence in good standing of each party to the documents examined by us (other than the Trust) under the laws of the jurisdiction governing its creation, formation or organization, (iii) the legal capacity of each natural person who is a party to the documents examined by us, (iv) that each of the parties to the documents examined by us (other than the Trust) has the power and authority to execute and deliver, and to perform its obligations under, such documents, (v) that each of the parties to the documents examined by us (other than the Trust) has duly authorized, executed and delivered such documents, (vi) the due submission to the Trustee of a Delivery and Purchase Order by each Authorized Participant; (vii) the due acceptance by the Trustee of each Delivery of a Basket Amount and Purchase Order, the due execution, delivery and authentication in accordance with the Trust Agreement of a Certificate or Certificates evidencing the Shares and the Delivery in accordance with the Trust Agreement to each Authorized Participant of Shares subscribed to by it; (viii) the payment by each Authorized Participant to the Trust of the full consideration and other amounts due from it for the Shares subscribed to by it; and (ix) the Shares will be offered and sold as described in the Registration Statement and the Trust Agreement.

iShares S&P GSCI Commodity-Indexed Trust

December 31, 2013

C.    We have not participated in the preparation of the Registration Statement (except for providing this opinion) or the Prospectus and assume no responsibility for their contents, other than this opinion.

D.    We note that a Beneficial Owner may be required to make certain payments provided for in the Trust Agreement.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement filed with the Securities and Exchange Commission. We also hereby consent to the use of our name under the heading “Legal Matters” in the Prospectus. In giving the foregoing consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

Very truly yours,

EAM/JWP